Exhibit 99.1

Kingold Jewelry Reports 2016 Fourth Quarter and Year End Financial Results

Highlighted by Annual Sales of $1.4 Billion and Record Net Income

Company to Hold Conference Call with Accompanying Slide Presentation at 5 p.m. ET on March 29, 2017

WUHAN CITY, China, March 29, 2017 - Kingold Jewelry, Inc. ("Kingold" or "the Company") (NASDAQ: KGJI), one of China's leading manufacturers and designers of high quality 24-karat gold jewelry, ornaments and investment-oriented products, today announced selected financial results for the fourth quarter and year ended December 31, 2016.

Company Intends to File Form 10-K by April 17, 2017

The Company will be filing an extension on Form 12b-25 with the U.S. Securities and Exchange Commission to allow for additional time to finalize its financial statements. First, several related and third party loans, gold leases and pledges were not properly recorded and disclosed during the quarters in question. Second, because such loans required the Company to pledge gold in favor of the lenders, such pledged gold should have been reflected as investment in gold (restricted). During 2016, the Company determined that certain gold reflected as inventory for production should instead be reflected as investment in gold (restricted) since the Company had excess gold not to be used for production. As a result, the Company required additional time for its filing and also intends to file amended filings on Form 10-Q for each period throughout 2016 by April 17, 2017. The Company does not anticipate this will have a material impact on its operating results for any of the corresponding periods, and any change would be accretive to net income. As a result, the Company is providing preliminary financial results in this announcement.

2016 Financial and Operating Highlights (all results are compared to prior year)

•	Net sales were $1.42 billion compared to $1.00 billion; the 42% increase was mainly due to an increase in total sales volume and gold price
•	Processed a total of 75.4 metric tons [one metric ton = 35,274 ounces] of 24-karat gold products in 2016, an increase of 33.4% compared to 56.5 metric tons. This exceeded the Company’s previously announced guidance of between 60 metric tons and 65 metric tons
•	Gross profit increased 282% to $146.4 million from $38.3 million
•	Gross margin was 10.3% compared to 3.8%
•	Net income was $92.9 million, or $1.40 per diluted share, compared to $21.6 million, or $0.33 per diluted share
•	Book value per diluted share was $4.26 at December 31, 2016 compared to $4.03 at December 31, 2015
•	Completed the sale of its interest in the Shanghai Creative Industry Park, or the Kingold Jewelry Cultural Industry Park (the "Jewelry Park") for RMB 1.5 billion (approximately US $226 million) resulted in a gain of $63.2 million

2016 Fourth Quarter Financial Highlights (all results compared to prior year period)

•	Net sales were $357.6 million, compared to $280.8 million
•	Sold a total of 19.7 metric tons of 24-karat gold products, compared to 16.2 metric tons
•	Net income was $42.0 million, or $0.63 per diluted share, compared to $5.6 million, or $0.09 per diluted share

Outlook for 2017

•	Company expects to process between 70 metric tons and 80 metric tons of 24-karat gold products in 2017
•	Focus on continued expansion of organic growth opportunities within China
•	Company to conduct investor meetings in late May or early June 2017 in the United States

Management Commentary

Mr. Zhihong Jia, Chairman and CEO of the Company, commented, “The Company achieved exceptional results in 2016 as a result of an increased demand for gold as an investment product, a successful conclusion to our investment in the Jewelry Park, and stable demand from our customer base in our traditional jewelry business. We continued to see the prominence of 24-karat gold and its role as both a luxury item and as a savings proxy. While we continue to closely monitor demand over several years, we have not seen any lightening from our commercial partners in the end demand for the quality products that Kingold generates. The gold price remained volatile throughout 2016, reaching a high mid-year and then dropping to a low in December. Over the past few months in 2017 we have seen that price recover, and through it all have continued to balance our branded (acquires gold from Shanghai Exchange) and customized (clients acquire gold – no commodity risk) products in order to satisfy demand from our customers. We are still operating in the largest consumer gold market in the planet and have been taking advantage, and thus far in 2017 have been pleased with our Company’s progress.”

Kingold Jewelry, Inc.	Page 2
March 29, 2017

2016 OPERATIONAL REVIEW

Metric Tons of Gold Sales
	Three Months Ended:
	December 31, 2016		December 31, 2015
	Volume	% of Total	Volume	% of Total
Branded*	9.9	50.3%	8.6	53.1%
Customized**	9.8	49.7%	7.6	46.9%
Total	19.7	100.0%	16.2	100%
	Year Ended:
	December 31, 2016		December 31, 2015
	Volume	% of Total	Volume	% of Total
Branded*	38.5	51.1%	28.9	51.2%
Customized**	36.9	48.9%	27.6	48.8%
Total	75.4	100.0%	56.5	100%

*	Branded Production:	The Company acquires gold from the Shanghai Gold Exchange to produce branded products.
**	Customized Production:	Clients who purchase customized products supply gold to the Company for processing.

For the three months ended December 31, 2016, the Company sold a total of 19.7 metric tons of gold, of which branded production was 9.9 metric tons, representing 50.3% of total gold sold, and customized production was 9.8 metric tons, representing 49.7% of total gold sold in the fourth quarter of 2016. In the fourth quarter of 2015, the Company sold a total of 16.2 metric tons, of which branded production was 8.6 metric tons, or 53.1% of the total gold sold, and customized production was 7.6 metric tons, or 46.9% of total gold sold.

For the year ended December 31, 2016, Kingold sold a total of 75.4 metric tons of gold, of which branded production was 38.5 metric tons, or 51.1% of total gold sold, and customized production was 9.8 metric tons, or 48.9% of total gold sold. In 2015, the Company sold a total of 56.5 metric tons of gold, of which branded production was 28.9 metric tons, or 51.2% of the total, and customized production was 27.6 metric tons, or 48.4% of the total.

2016 FINANCIAL REVIEW

Net Sales

Net sales for the three months ended December 31, 2016 was $357.6 million, representing an increase of $76.8 million, or 27.3%, from $280.8 million for the same period in 2015.

Net sales for the year ended December 31, 2016 was $1,420.6 million, an increase of 42.0% from the $1,000.2 million reported in the year of 2015. The increase in net sales was primarily driven by the 18.8 metric tons, or 33.4% increase in total sales volume, the increase in the average unit selling price in branded production resulting of $97.5 million increase in branded production, offset 21.5 million in currency translation loss.

Gross Profit

Gross profit for the three months ended December 31, 2016 was $21.4 million, compared to $9.6 million for the same period in 2015.

Gross profit was $146.4 million for the year ended December 31, 2016, compared to $38.3 million for the year of 2015. The increase in gross profit was due to the increase in total sales volume, the increase in unit selling prices of branded productions and sales volume of increased in customized production.

Gross Margin

The Company’s gross margin was 6.0% for the three months ended December 31, 2016, compared to 3.4% in the prior year period.

The Company’s gross margin for the 2016 fiscal year was 10.3%, compared to 3.8% in the prior year period. The substantial increase in gross margin was due to the increase of gross margin on branded production.

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March 29, 2017

Net Income

Net income for the three months ended December 31, 2016 was $42.0 million, or $0.63 per diluted share based on 66.5 million weighted average diluted shares outstanding, compared to net income of $5.6 million in the prior year period, or $0.09 per diluted share based on 66.0 million weighted average diluted shares outstanding in the prior-year period. The Company reported a $63.2 million increase in other income during the fourth quarter from the transfer of the Company’s interest in the Jewelry Park. Net income for the year of 2016 was $92.9 million, or $1.40 per diluted share based on 66.3 million weighted average diluted shares outstanding, compared to net income of $21.6 million in the prior year, or $0.33 per diluted share based on 66.0 million weighted average diluted shares outstanding, in the prior year. The increase was primarily due to the same reasons described above.

OUTLOOK FOR 2017

Based on its existing resources and capacity along with strong demand for 24-karat gold products in China, the Company believes that its gold sales are expected to be between 70 metric tons and 80 metric tons during 2017. This guidance is based solely on current projected organic growth. The Company anticipates narrowing this guidance throughout the year, along with providing additional metrics for investors in the coming months, such as the quarterly expectation for percentage of branded vs. customized products.

Conference Call Details

Kingold also announced that it will discuss these financial results in a conference call on March 29, 2017, at 5 p.m. ET.

The dial-in numbers are:

Live Participant Dial In (Toll Free):	877-407-9038
Live Participant Dial In (International):	201-493-6742

The conference call will also be webcast live. To listen to the call, please go to the Investor Relations section of Kingold's website at www.kingoldjewelry.com, or click on the following link: http://kingoldjewelry.equisolvewebcast.com/q4-2016. The Company will also have an accompanying slide presentation available in PDF format on its homepage prior to the conference call.

About Kingold Jewelry, Inc.

Kingold Jewelry, Inc. (NASDAQ: KGJI), centrally located in Wuhan City, one of China's largest cities, was founded in 2002 and today is one of China's leading designers and manufacturers of 24-karat gold jewelry, ornaments, and investment-oriented products. The Company sells both directly to retailers as well as through major distributors across China. Kingold has received numerous industry awards and has been a member of the Shanghai Gold Exchange since 2003. For more information, please visit www.kingoldjewelry.com.

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. You can identify these forward -looking statements by words such as “expects,” “believe,” “project,” “anticipate,” or similar expressions. The forward-looking statements in this release include statements regarding Kingold’s outlook with respect to its 2017 outlook for gold processing, its expectations with respect to completion of construction of the Jewelry Park and planned grand opening, as well as its ability to engage in presales and finance the remaining construction. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Forward-looking statements are subject to a number of risks, including those contained in Kingold's SEC filings available at www.sec.gov, including Kingold's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Kingold undertakes no obligation to update or revise any forward-looking statements for any reason.

Kingold Jewelry, Inc.	Page 4
March 29, 2017

COMPANY CONTACT

Kingold Jewelry, Inc. Bin Liu, CFO

Phone: +1-847-660-3498 (US) / +86-27-6569-4977 (China)

bl@kingoldjewelry.com

INVESTOR RELATIONS

The Equity Group Inc.

Katherine Yao, Senior Associate

Phone: +86-10-6587-6435

kyao@equityny.com

Kingold Jewelry, Inc.	Page 4
March 29, 2017

Company Intends to File Form 10-K by April 17, 2017

The Company will be filing an extension on Form 12b-25 with the U.S. Securities and Exchange commission to allow for additional time to finalize its financial statements. First, several related and third party loans, gold leases and pledges were not properly recorded and disclosed during the quarters in question. Second, because such loans required the Company to pledge gold in favor of the lenders, such pledged gold should have been reflected as investment in gold (restricted). During the preparation of the annual report for 2016, the Company determined that certain gold reflected as inventory for production should instead be reflected as investment in gold (restricted) since the Company had excess gold not to be used for production. Thus, the Company required additional time for its filing and also intends to file amended quarterly filings on Form 10-Q for each period throughout 2016 by April 17, 2017. The Company does not anticipate this will have a material impact on its operating results for any of the corresponding periods, and any change would be accretive to net income. As a result, the Company is providing preliminary financial results in this announcement.

Selected Financial Highlights in USD ($ in millions, except number of shares and per share data)

	3 months ended December 31, 2016		3 months ended December 31, 2015	Percentage Change	12 months ended December 31, 2016	12 months ended December 31, 2015	Percentage Change
Sales	$357.6		$280.8	27.3%	$1,420.6	$1,000.1	42.0%
Gross Profit	$21.4		$9.6	122.9%	$146.4	$38.3	282.0%
Gross Profit Margin	5.9%		3.4%	2.5 pts	10.3%	3.8%	6.5 pts

Net Income	$42.0	*	$5.6	6,500%	92.5	21.6	330.9%
Net Margin	11.7%		1.9%	9.8 pts	6.5%	2.2%	4.4 pts

* The Company reported a $63.2 million increase in other income during the fourth quarter from the transfer of the Company’s interest in the Jewelry Park.

Weighted Average Number of Diluted Ordinary Shares Outstanding (millions)	66.5		66.0		66.3	66.0
Diluted EPS	$0.63		$0.09	600%	$1.40	$0.33	324.3%

Balance Sheet Highlights (USD in 000s)
	12/31/2016	12/31/2015	Percentage Change

Cash and Cash Equivalents	$21,333	$3,101	588.0%
Total Current Assets	$752,985	$308,385	144.2%
Total Assets	$2,262,403	$469,616	381.8%
Working Capital	$459,403	$137,012	235.6%
Total Liabilities	$1,972,912	$203,956	870.8%
Shareholders’ Equity	$282,490	$265,660	6.3%
Total Liabilities and Shareholders' Equity	$2,262,403	$469,616	381.8%